Exhibit 1.01

Conflict Minerals Report

For the Year Ended December 31, 2016

This Conflict Minerals Report (this “Report” or “CMR”) for Intevac, Inc. (the “Company”) covers the reporting period from January 1, 2016 to December 31, 2016, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act or 1934, as amended (“Rule 13p-1”).

This Report is filed as Exhibit 1.01 to the Company’s Specialized Disclosure Report on Form SD (the “Form”), and a copy of this Report and the Form are publicly available at www.intevac.com.

Introduction

In 2010, the United States enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”). Section 1502 of the Act is specifically related to conflict minerals and required the United States Securities and Exchange Commission (“SEC”) to promulgate regulations requiring companies covered under the Act to annually file a Specialized Disclosure Report on Form SD with the SEC to disclose whether certain specified conflict minerals (as defined below) used in their products directly or indirectly benefitted armed groups in the Democratic Republic of the Congo and adjoining counties (collectively, the “Covered Countries”). This Report, which is an exhibit to the Form, describes the design of Intevac’s conflict minerals due diligence measures and provides an account of how these measures were implemented in 2016 to determine, to our knowledge, the source mines, the county of origin and the facilities used to process the conflict minerals used in our products. For purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which is limited to tin, tantalum, tungsten, and gold (“3TG”).

Our products covered by this Report are listed in the table below.

Product	Description
Thin-film Equipment Products:
200Lean®, technology upgrades and spare parts.	Hard disk drive manufacturing equipment
INTEVAC MATRIX™ (PVD and Implant) and ENERGi™	Solar manufacturing equipment
INTEVAC VERTEX™	Display cover panel coating equipment
Photonics Products:
LIVAR® cameras, EBAPS® sensors, MicroVista® cameras	Photonics military products – night vision cameras
IPort™ and NightPort™	Photonics military products – head mounted displays

Reasonable Country of Origin Inquiry Process

In accordance with Rule 13p-1 and Form SD, Intevac determined that 3TG are necessary to the functionality or production of our products, and are incorporated into our products during the manufacturing process. Accordingly, Intevac was required to undertake a reasonable country of origin inquiry (“RCOI”) with respect to conflict minerals that is reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries. In designing our RCOI, Intevac employed a combination of measures to determine whether the 3TG in Intevac’s products originated from the Covered Countries, and surveyed direct and certain sub-tier suppliers of raw materials and components that contain 3TG.

RCOI for the 2016 Reporting Year

For 2016, we conducted a supply-chain survey with our direct suppliers and certain sub-tier suppliers primarily related to the Company’s printed circuit board and cable assembly suppliers to obtain country of origin information for the necessary 3TG in our products using the template developed by the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) (the Conflict Mineral Report Template or “CMRT”). The

CMRT requests suppliers to identify the smelter or refiners (“SORs”) and countries of origin of the 3TG in products they supply to Intevac. In 2016, Intevac contracted with a third party, Source Intelligence, to directly support the project team’s efforts to comply with the requirements of the Act. Source Intelligence is a global leader for supply chain compliance solutions and assists the project team by providing supplier data collection and analysis services. With the assistance of Source Intelligence, we summarized the country of origin information as provided on the CMRTs for the SORs identified by the supply-chain survey.

With the assistance of Source Intelligence, we also compared the SORs identified in the surveys against the lists of facilities which have received a “conflict free” designation by the Conflict-Free Smelter Program (“CFSP”) or other independent third party audit programs such as the London Bullion Market Association’s (“LBMA”) Responsible Gold Programme and the Responsible Jewellery Council’s (“RJC”) Chain-of-Custody Certification program.

There is significant overlap between our RCOI efforts and our due diligence measures performed. Our due diligence measures performed are discussed further in this Report.

Below is a summary of the country of origin information collected as a result of our RCOI efforts.

Conflict Mineral	Countries of origin and other sources may include the following
Tantalum	Australia, Brazil, Burundi, Canada, China, DRC-Congo (Kinshasa), Ethiopia, Madagascar, Mozambique, Nigeria, Rwanda and Tanzania
Tin

Argentina, Armenia, Australia, Bolivia, Brazil, Burundi, China, DRC-Congo (Kinshasa), Indonesia, Laos, Malaysia, Mexico, Mongolia, Myanmar, Niger, Nigeria, Peru, Portugal, Russian Federation, Rwanda, Slovakia, Thailand, Uganda, Uzbekistan and Viet Nam

Tungsten	Australia, Austria, Bolivia, Brazil, Burundi, Canada, China, DRC-Congo (Kinshasa), Guinea, Mongolia, Myanmar, Peru, Portugal, Russian Federation, Rwanda, Spain, Thailand, Uganda and United States
Gold

Argentina, Armenia, Australia, Bermuda, Bolivia, Brazil, Burundi, Canada, Chile, China, Colombia, Congo (Brazzaville), DRC-Congo (Kinshasa), Ecuador, Egypt, Ethiopia, Finland, France, Ghana, Guinea, Guyana, India, Indonesia, Italy, Japan, Kazakhstan, Korea, Republic of, Kyrgyzstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, New Zealand, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Poland, Russian Federation, Rwanda, Saudi Arabia, Sierra Leone, Slovakia, South Africa, Spain, Suriname, Sweden, Taiwan, Tajikistan, Tanzania, Thailand, Turkey, United Kingdom, United States, Uzbekistan, Viet Nam, Zambia and Zimbabwe

Due Diligence Process

Design of Due Diligence

In accordance with Rule 13p-1 and the Form, Intevac undertook due diligence on the source and chain of custody of the necessary 3TG used in Intevac Thin-film Equipment and Photonics products. In conducting its due diligence, Intevac implemented the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition, OECD 2016) and the related Supplements (collectively, the “OECD Guidance”), an internationally recognized due diligence framework.

Management Systems

Internal Team

Our Conflict Minerals Program is overseen by our Senior Vice President of Operations. We assembled a conflict minerals project team with representatives from engineering, procurement, environmental health & safety and finance from both of our business units, Thin-film Equipment and Photonics, to develop and execute our conflict minerals program. The results of due diligence and compliance processes were addressed by the conflict minerals project team as necessary.

Control Systems

As a manufacturer, Intevac is several levels removed from the actual mining of 3TG. Intevac’s Thin-film Equipment and Photonics business units do not make purchases of raw ore or unrefined 3TG and make no direct purchases in the Covered Countries. We used resources available from industry-wide initiatives to obtain sourcing information related to upstream actors in the supply chain, including the EICC-GeSI and the CFSP.

To establish a system of controls and transparency over the 3TG supply chain, we incorporated into our supplier due diligence procedures a requirement for suppliers to provide information regarding the SORs in their supply chain utilizing the CMRT. We used this information to make the RCOI conclusion in this CMR.

As we typically do not have a direct relationship with 3TG SORs, we rely on our surveyed suppliers to provide us with up-to-date and accurate SOR sourcing information. Our adoption and utilization of the industry standard CFSI templates, tools and auditing program aids us in establishing consistency and transparency throughout our supply chain.

Controls include, but are not limited to, our Code of Business Conduct and Ethics which outlines expected behaviors for all Intevac employees and our Conflict Minerals Policy which outlines our commitment to the goal of neither, directly or indirectly, financing or benefitting armed groups in the DRC by purchasing or selling products containing Conflict Minerals.

Supplier Engagement

Intevac includes requirements related to gathering 3TG information in our purchase order terms and conditions for suppliers to encourage greater cooperation by the companies in our supply chain.

We periodically communicate our expectations to our direct suppliers concerning performance, transparency, reporting requirements, and sourcing of materials and components containing 3TG and continue to engage with them to improve the completeness and accuracy of information provided to us.

Grievance Mechanism

Intevac has multiple grievance mechanisms whereby employees and suppliers can report violations of Intevac’s policies including contacting the Company’s Compliance Hotline at 1-800-826-6762.

Records Maintenance

We have retained all relevant documentation from our RCOI and due diligence. As mentioned above, we engaged Source Intelligence, a third-party service provider, to assist with our due diligence process. Supplier information was collected, stored and evaluated using an online platform provided by Source Intelligence.

Identify and Assess Risk in the Supply Chain

Our engineers and procurement group reviewed our parts inventory records and active suppliers. 166 suppliers of components containing 3TG in our Thin-film Equipment business and 20 suppliers of components containing 3TG in our Photonics business were identified. These suppliers represent approximately 52% of our total 2016 direct product-related sourcing expenditures. We rely on these suppliers to provide us with information through the CMRT surveys about the source of 3TG in the components supplied to us. These suppliers are similarly reliant upon information provided by their suppliers.

We obtained a 91% response rate for our CMRT surveys.

Design and Implement a Strategy and Respond to Risks

The conflict minerals project team undertook the following due diligence measures in 2016:

•	Maintained a company grievance mechanism that is available internally and externally to report concerns, including those related to conflict minerals;

•	Established the expectation, including through our Conflict Minerals Policy, that suppliers would obtain information from their supply chains regarding entities that process necessary conflict minerals and provide that information to us using the CMRT, which includes questions regarding the SOR, recycler or scrap processor of necessary 3TG and location or mine of origin;

•	Conducted an internal business review that identified 186 direct and sub-tier suppliers of materials, parts, components or products containing necessary 3TG in 2016 compared to 279 surveyed direct and sub-tier suppliers in 2015, compared to 55 surveyed suppliers in 2014 and compared to 35 surveyed suppliers in 2013;

•	With the assistance of Source Intelligence, sent reminder letters to surveyed suppliers that did not provide a completed CMRT;

•	With the assistance of Source Intelligence, reviewed submitted CMRTs and sent follow up questions to surveyed suppliers whose CMRT did not meet our expectations;

•	With the assistance of Source Intelligence, reviewed the SORs identified by suppliers in the CMRT against information provided by the CFSI to identify the entities;

•	With the assistance of Source Intelligence, compared the SORs against the lists of entities that have received a conflict free designation for tantalum, tin, tungsten or gold on the Conflict Free Smelter List (provided by the CFSI in April 2017);

•	With the assistance of Source Intelligence, compared the gold SORs against the lists of entities that have received a conflict free designation on the LBMA’s Responsible Gold Programme and the RJC’s Chain-of-Custody Certification program;

•	For SORs in our supply chain that did not participate in an audit process in 2016, we performed a risk assessment on the likelihood that the facility was sourcing from the Covered Countries considering various sources of information including proximity to the DRC and source mine location information obtained from the CMRTs or reported by the facilities on their websites;

•	For SORs in our supply chain that we considered to be of high risk, we notified our suppliers that reported those specific facilities in their CMRT to either encourage or require those facilities to participate in a CFSP audit or transition sourcing away from the unvalidated facilities.

Carry Out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

As noted above, Intevac is several levels removed from the actual mining of 3TG and we do not have a direct relationship with SORs and do not perform direct audits of these entities within our supply chain. However, as stated above, for SORs in our supply chain that did not participate in an audit process in 2016, we performed a risk assessment on the likelihood that the facility was sourcing from the Covered Countries considering various sources of information including proximity to the DRC and source mine location information obtained from the CMRTs or reported by the facilities on their websites.

Reporting on Supply Chain Due Diligence

As noted above, in 2017, we filed this Form and this Report with the SEC and a copy of this Report and the Form are publicly available at http://investor.intevac.com/sec.cfm.

Findings

The tables below list the SOR information provided by our suppliers:

For calendar year 2016, Intevac identified 324 SORs as potential sources of 3TG that were reported to be in its supply chain at some point during the year. Of those 324 SORs, 243 have been verified as conflict-free as determined through third party verification by the CFSI, LBMA or RJC, and an additional 14 have begun the audit process.

SORs verified as conflict-free or in the audit process *
Tantalum	39 of 39 (100%)
Tin	72 of 89 (81%)
Tungsten	39 of 47 (83%)
Gold	107 of 149 (72%)
Total	257 of 324 (79%)

The number of known SORs in Intevac’s supply chain as of December 31, 2016 that are verified as conflict-free increased sequentially year over year.

Status of identified SORs *	2016	2015	2014	2013
Verified conflict-free	243	219	166	72
Participating in an audit process	14	51	37	10
Not participating	67	51	66	133
Total	324	321	269	215

See Appendix A for the list of names of the known SORs and the country where the facilities are located.

In addition, a total of 254 “unknown” SORs were identified. SORs are listed as unknown if they are not currently identified on the CFSI and/or other lists available to Intevac as of April 28, 2017.

Tantalum SORs	Tin SORs	Tungsten SORs	Gold SORs	Total “Unknown” SORs
21	112	14	107	254

The number of known SORs in Intevac’s supply chain as of December 31, 2016 that are determined to source 3TG from the Covered Countries are as follows:

Mineral	Number of SORs *	Number of Certified SORs	Identified SOR Locations	Identified Material Origin
Tantalum	24	24	Brazil, China, Germany, Japan, Kazakhstan, Mexico, Thailand, United States	Burundi, DRC-Congo (Kinshasa), Rwanda
Tin	20	19	Belgium, Bolivia, Brazil, China, Indonesia, Malaysia, Peru, Thailand, Viet Nam	Burundi, DRC-Congo (Kinshasa), Rwanda, Uganda
Tungsten	11	11	China, Germany, Japan, Russian Federation, Viet Nam	Burundi, DRC-Congo (Kinshasa), Rwanda, Uganda
Gold	13	9	Belgium, Canada, China, Japan, Korea, Republic of, Russian Federation, South Africa, Sudan, United Arab Emirates, Uzbekistan, Zimbabwe	Burundi, Congo (Brazzaville), DRC-Congo (Kinshasa), Rwanda, Tanzania, Zambia
Total	68	63

*	Not all the facilities in the tables above or those identified in Exhibit A processed materials that were used in Intevac’s products. Many suppliers reported information at the “company” level (meaning that they reported all of the SORs that processed 3TG in all of their products, not just those pertaining to the products sold to Intevac).

Conclusion

Based on the information obtained pursuant to the good faith RCOI and due diligence processes described above, for 2016, we do not have sufficient information with respect to the 3TG to determine the country of origin of all of the 3TG we use to manufacture our products and thus are unable to determine whether any of the 3TG originated in the Covered Countries and, if so, whether the 3TG were from recycled or scrap sources, financed conflict in the Covered Countries or did not finance conflict in the Covered Countries. Due to the complexity of our products and supply chain, it will take time for many of our suppliers to verify the origin of all of the minerals and at a product level specific to the materials and components used in our products. Using our supply chain due diligence processes, we hope to further develop transparency into our supply chain.

Despite our efforts to follow up with our suppliers, we did not receive responses from all surveyed suppliers. In addition, we encountered the following challenges in obtaining and analyzing the responses we received:

•	We are dependent on information received from our direct suppliers to conduct our good faith RCOI process;

•	Many suppliers provided responses at a company or divisional level, and not at a product level specific to the materials and components we use in our products;

•	None of our suppliers were able to represent to us that the 3TG from the SORs they listed had actually been included in components they supplied to Intevac;

•	Certain suppliers were unable or unwilling to specify the SORs used for materials and components supplied to us;

•	Certain of the SORs reported to us are “unknown”; and

As a result, we have not been able to identify all of the SORs from which our suppliers sourced 3TG.

Efforts to Determine Mine Location

For 2016, our efforts to determine the mines of origin were limited to information obtained from the CMRTs or reported by the facilities on their websites. Source Intelligence attempts to contact the SOR to gain more information about their sourcing practices, including countries of origin and transfer, and whether there are any internal due diligence procedures in place or other processes the SORs takes to track the chain-of-custody on the source of its mineral ores. Relevant information to review includes: whether the SOR has a documented, effective and communicated conflict-free policy, an accounting system to support a mass balance of materials processed, and traceability documentation. Internet research is also performed to determine whether there are any outside sources of information regarding the SOR’s sourcing practices. Up to three contact attempts are made by Source Intelligence to SORs to gather information on mine country of origin and sourcing practices.

Conflict Minerals Policy

Our Conflict Minerals Policy is available at: www.intevac.com. We are committed to minimizing the use of conflict minerals that finance or benefit armed groups. We actively engage with our suppliers to promote responsible sourcing practices and encourage our suppliers to seek conflict-free sources for 3TG used in our products.

Steps to Improve Due Diligence and Mitigate Risk

We will continue to work to increase the response rate of our suppliers and encourage them to complete the CMRT. Our survey response rate was 91% in 2016, 95% in both 2015 and 2014 and 69% in 2013. 169 surveyed suppliers completed declaration statements in 2016, compared to 266 surveyed suppliers in 2015, compared to 52 suppliers in 2014 and compared to 24 suppliers in 2013. We believe that the quantity and quality of information related to sourcing and traceability of materials in the supply chain will continue to improve in the years to come.

We recognize that we have ongoing obligations under the reporting requirements of Rule 13p-1 and our Conflict Minerals Policy, and will seek to take additional steps in 2017 to continue and improve our good faith RCOI and due diligence processes. We expect to take the following steps, among others, to improve our due diligence measures and to further mitigate the risk that the 3TG contained in our products are financing conflict in the Covered Countries:

•	Provide continuing education to members of our supply chain management function and our other employees who are involved with 3TG on both the supplier and customer sides of our business;

•	Continue to engage with our direct suppliers to improve the completeness and accuracy of information provided to us;

•	Continue to clearly communicate expectations to our direct suppliers concerning performance, transparency and sourcing of materials and components containing 3TG;

•	Continue educating our direct suppliers about our reporting obligations imposed by Form SD and the SEC regarding Conflict Minerals;

•	Continue to compare the list of SORs identified through our good faith RCOI and related due diligence processes to the evolving lists of SORs who have been designated as “conflict free” through independent “conflict free” SOR validation programs: and

•	Continue to request that our direct suppliers encourage facilities they have identified in their supply chains to join the CFSP and participate in an audit.

Independent Private Sector Audit

An audit was not required for calendar year 2016.

Appendix A

Metal	SOR Name	SOR Country	SOR Identification	CSFI (a)
Gold	Abington Reldan Metals, LLC	United States	CID002708	Active	(a)
Gold	Advanced Chemical Company	United States	CID000015	Compliant	(a)
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019	Compliant	(a)
Gold	Al Etihad Gold	United Arab Emirates	CID002560	Compliant	(a)
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035	Compliant	(a), (b), ©
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041	Compliant	(a), (b)
Gold	AngloGold Ashanti	Brazil	CID000058	Compliant	(a), (b)
Gold	Argor-Heraeus SA	Switzerland	CID000077	Compliant	(a), (b), ©
Gold	Asahi Pretec Corporation	Japan	CID000082	Compliant	(a), (b)
Gold	Asahi Refining Canada Limited	Canada	CID000924	Compliant	(a), (b)
Gold	Asahi Refining USA Inc.	United States	CID000920	Compliant	(a), (b)
Gold	Asaka Riken Co., Ltd.	Japan	CID000090	Compliant	(a)
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	CID000103
Gold	AU Traders and Refiners	South Africa	CID002850	Compliant	(a), ©
Gold	Aurubis AG	Germany	CID000113	Compliant	(a), (b)
Gold	Bangalore Refinery	India	CID002863	Active	(a)
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128	Compliant	(a), (b)
Gold	Boliden AB	Sweden	CID000157	Compliant	(a), (b)
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176	Compliant	(a), (b), ©
Gold	Caridad	Mexico	CID000180
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Compliant	(a), (b)
Gold	Cendres + Métaux SA	Switzerland	CID000189	Active	(a)
Gold	Changcheng Gold & Silver Refining Factory	China
Gold	Chimet S.p.A.	Italy	CID000233	Compliant	(a), (b)
Gold	China Gold International Resources Corp. Ltd	China
Gold	Chugai Mining	Japan	CID000264
Gold	Daejin Indus Co., Ltd.	Korea, Republic of	CID000328	Compliant	(a)
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	CID000343	Compliant	(b)
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	CID002867
Gold	DODUCO GmbH	Germany	CID000362	Compliant	(a)
Gold	Dowa	Japan	CID000401	Compliant	(a)
Gold	DSC (Do Sung Corporation)	Korea, Republic of	CID000359	Compliant	(a)
Gold	Eco-System Recycling Co., Ltd.	Japan	CID000425	Compliant	(a)
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561	Compliant	(a)
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	CID002515
Gold	Gannon & Scott	United States
Gold	Gansu Seemine Material Hi-Tech Co Ltd	China	CID000522
Gold	Geib Refining Corporation	United States	CID002459	Compliant	(a)
Gold	Gold Refinery of Zijin Mining Group Co., Ltd	China	CID002243	Compliant	(a), (b)
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	CID001909	Compliant	(b)
Gold	Guangdong Jinding Gold Limited	China	CID002312
Gold	Gujarat Gold Centre	India	CID002852
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	CID000651
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671
Gold	Heimerle + Meule GmbH	Germany	CID000694	Compliant	(a), (b)
Gold	Henan Yuguang Gold & Lead Co., Ltd.	China
Gold	Heraeus Metals Hong Kong Ltd	China	CID000707	Compliant	(a), (b), ©
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711	Compliant	(a), (b)
Gold	HOMESTAKE MINING COMPANY	Canada
Gold	Hunan Chenzhou Mining Co., Ltd.	China	CID000767
Gold	HwaSeong CJ Co. Ltd	Korea, Republic of	CID000778
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801	Compliant	(a), (b)
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807	Compliant	(a), (b)
Gold	Istanbul Gold Refinery	Turkey	CID000814	Compliant	(a), (b)
Gold	Italpreziosi S.p.A.	Italy		Compliant	©
Gold	Japan Mint	Japan	CID000823	Compliant	(a), (b)
Gold	Jiangxi Copper Company Limited	China	CID000855	Compliant	(a), (b)
Gold	Jinlong Copper Co., Ltd.	China
Gold	Johnson Matthey Chemicals Ltd.	United Kingdom
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	CID000927	Compliant	(a), (b)
Gold	JSC Uralelectromed	Russian Federation	CID000929	Compliant	(a), (b)
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937	Compliant	(a), (b)
Gold	Kaloti Precious Metals	United Arab Emirates	CID002563
Gold	Kazzinc	Kazakhstan	CID000957	Compliant	(a), (b)
Gold	Kennecott Utah Copper LLC	United States	CID000969	Compliant	(a), (b), ©
Gold	KGHM Polska Miedź Spółka Akcyjna	Poland	CID002511	Active	(a)
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Compliant	(a)
Gold	Korea Zinc Co., Ltd.	Korea, Republic of	CID002605	Compliant	(a)
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	CID001029	Compliant	(a), (b)
Gold	L’azurde Company For Jewelry	Saudi Arabia	CID001032
Gold	Lingbao Gold Company Ltd.	China	CID001056
Gold	Lingbao Jinyuan Mining Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	China	CID001058
Gold	L’Orfebre S.A.	Andorra	CID002762
Gold	LS-NIKKO Copper Inc.	Korea, Republic of	CID001078	Compliant	(a), (b)

Metal	SOR Name	SOR Country	SOR Identification	CSFI (a)
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	CID001093
Gold	Materion	United States	CID001113	Compliant	(a)
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Compliant	(a), (b)
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149	Compliant	(a), (b), ©
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152	Compliant	(a), (b), ©
Gold	Metalor Technologies (Suzhou) Co Ltd	China	CID001147	Compliant	(a), ©
Gold	Metalor Technologies SA	Switzerland	CID001153	Compliant	(a), (b), ©
Gold	Metalor USA Refining Corporation	United States	CID001157	Compliant	(a), (b), ©
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Mexico	CID001161	Compliant	(a), (b)
Gold	Minsur	Peru
Gold	Mitsubishi Materials Corporation	Japan	CID001188	Compliant	(a), (b)
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193	Compliant	(a), (b)
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509	Compliant	(a), (b)
Gold	Modeltech Sdn Bhd	Malaysia	CID002857	Active	(a)
Gold	Morris and Watson	New Zealand	CID002282
Gold	Morris and Watson Gold Coast	Australia	CID002866
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204	Compliant	(a), (b)
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey	CID001220	Compliant	(a), (b)
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236	Compliant	(a), (b)
Gold	Nihon Material Co., Ltd.	Japan	CID001259	Compliant	(a), (b)
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779	Compliant	(a), ©
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325	Compliant	(a)
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	Russian Federation	CID001326	Compliant	(a), (b)
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493	Compliant	(a), (b)
Gold	PAMP S.A.	Switzerland	CID001352	Compliant	(a), (b), ©
Gold	Pease & Curren	United States	CID002872
Gold	Penglai Penggang Gold Industry Co Ltd	China	CID001362
Gold	Philippine Associated Smelting and Refining Corporation	Philippines
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386	Compliant	(a), (b)
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397	Compliant	(a), (b)
Gold	PX Precinox SA	Switzerland	CID001498	Compliant	(a), (b), ©
Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512	Compliant	(a), (b)
Gold	Remondis Argentia B.V.	Netherlands	CID002582
Gold	Republic Metals Corporation	United States	CID002510	Compliant	(a), (b), ©
Gold	Rio Tinto Group	United Kingdom		Compliant	©
Gold	Royal Canadian Mint	Canada	CID001534	Compliant	(a), (b)
Gold	SAAMP	France	CID002761	Compliant	©
Gold	Sabin Metal Corp.	United States	CID001546
Gold	SAFINA A.S.	Czech Republic	CID002290	Active	(a)
Gold	Sai Refinery	India	CID002853
Gold	Samduck Precious Metals	Korea, Republic of	CID001555	Compliant	(a)
Gold	SAMWON METALS Corp.	Korea, Republic of	CID001562
Gold	SAXONIA Edelmetalle GmbH	Germany	CID002777	Compliant	(a)
Gold	Schone Edelmetaal B.V.	Netherlands	CID001573	Compliant	(a), (b)
Gold	SEMPSA Joyería Platería SA	Spain	CID001585	Compliant	(a), (b)
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	CID001619
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622	Compliant	(a), (b)
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736	Compliant	(a), (b)
Gold	Singway Technology Co., Ltd.	Taiwan	CID002516	Compliant	(a)
Gold	So Accurate Group, Inc.	United States	CID001754
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756	Compliant	(a), (b)
Gold	Solar Applied Materials Technology Corp.	Taiwan	CID001761	Compliant	(a), (b)
Gold	Sudan Gold Refinery	Sudan	CID002567
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Compliant	(a), (b)
Gold	Sungeel Hitech Co., Ltd.	Korea, Republic of	CID002918	Active	(a)
Gold	T.C.A S.p.A	Italy	CID002580	Compliant	(a), (b)
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Compliant	(a), (b)
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916	Compliant	(a), (b)
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938	Compliant	(a), (b)
Gold	TongLing Nonferrous Metals Group Holdings Co., Ltd.	China	CID001947
Gold	Tony Goetz NV	Belgium	CID002587	Active	(a)
Gold	Torecom	Korea, Republic of	CID001955	Compliant	(a)
Gold	Umicore Brasil Ltda.	Brazil	CID001977	Compliant	(a), (b)
Gold	Umicore Precious Metals Thailand	Thailand	CID002314	Compliant	(a), ©
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium	CID001980	Compliant	(a), (b)
Gold	United Precious Metal Refining, Inc.	United States	CID001993	Compliant	(a), ©
Gold	Universal Precious Metals Refining Zambia	Zambia	CID002854
Gold	Valcambi SA	Switzerland	CID002003	Compliant	(a), (b), ©
Gold	Western Australian Mint trading as The Perth Mint	Australia	CID002030	Compliant	(a), (b)
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778	Compliant	(a)
Gold	Yamamoto Precious Metal Co., Ltd.	Japan	CID002100	Compliant	(a)
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129	Compliant	(a)
Gold	Yunnan Copper Industry Co Ltd	China	CID000197
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Compliant	(a), (b)

Metal	SOR Name	SOR Country	SOR Identification	CSFI (a)
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211	Compliant	(a)
Tantalum	Conghua Tantalum and Niobium Smeltry	China	CID000291	Compliant	(a)
Tantalum	D Block Metals, LLC	United States	CID002504	Compliant	(a)
Tantalum	Duoluoshan	China	CID000410	Compliant	(a)
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Compliant	(a)
Tantalum	FIR Metals & Resource Ltd.	China	CID002505	Compliant	(a)
Tantalum	Global Advanced Metals Aizu	Japan	CID002558	Compliant	(a)
Tantalum	Global Advanced Metals Boyertown	United States	CID002557	Compliant	(a)
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616	Compliant	(a)
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544	Compliant	(a)
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547	Compliant	(a)
Tantalum	H.C. Starck Inc.	United States	CID002548	Compliant	(a)
Tantalum	H.C. Starck Ltd.	Japan	CID002549	Compliant	(a)
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545	Compliant	(a)
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492	Compliant	(a)
Tantalum	Hi-Temp Specialty Metals, Inc.	United States	CID000731	Compliant	(a)
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512	Compliant	(a)
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842	Compliant	(a)
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914	Compliant	(a)
Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	China	CID000917	Compliant	(a)
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506	Compliant	(a)
Tantalum	KEMET Blue Metals	Mexico	CID002539	Compliant	(a)
Tantalum	Kemet Blue Powder	United States	CID002568	Compliant	(a)
Tantalum	King-Tan Tantalum Industry Ltd.	China	CID000973	Compliant	(a)
Tantalum	LSM Brasil S.A.	Brazil	CID001076	Compliant	(a)
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163	Compliant	(a)
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Compliant	(a)
Tantalum	NPM Silmet AS	Estonia	CID001200	Compliant	(a)
Tantalum	Power Resources Ltd.	Macedonia	CID002847	Compliant	(a)
Tantalum	QuantumClean	United States	CID001508	Compliant	(a)
Tantalum	RFH Tantalum Smeltry Co., Ltd.	China	CID001522	Compliant	(a)
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769	Compliant	(a)
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869	Compliant	(a)
Tantalum	Telex Metals	United States	CID001891	Compliant	(a)
Tantalum	Tranzact, Inc.	United States	CID002571	Compliant	(a)
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969	Compliant	(a)
Tantalum	XinXing Haorong Electronic Material Co., Ltd.	China	CID002508	Compliant	(a)
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China	CID002307	Compliant	(a)
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	China	CID002232	Compliant	(a)
Tin	5NPLUS	Canada
Tin	Alpha	United States	CID000292	Compliant	(a)
Tin	An Thai Minerals Company Limited	Viet Nam	CID002825
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	CID002703
Tin	Aoki Laboratories Ltd.	United States
Tin	Chenzhou Yunxiang Mining and Metallurgy Company Limited	China	CID000228	Compliant	(a)
Tin	China Tin Group Co., Ltd.	China	CID001070	Compliant	(a)
Tin	CNMC (Guangxi) PGMA Co. Ltd.	China	CID000278
Tin	Complejo Metalurgico Vinto S.A.	Bolivia
Tin	Cooperativa Metalurgica de Rondônia Ltda.	Brazil	CID000295	Compliant	(a)
Tin	CV Ayi Jaya	Indonesia	CID002570	Compliant	(a)
Tin	CV Dua Sekawan	Indonesia	CID002592	Compliant	(a)
Tin	CV Gita Pesona	Indonesia	CID000306	Compliant	(a)
Tin	CV Serumpun Sebalai	Indonesia	CID000313	Compliant	(a)
Tin	CV Tiga Sekawan	Indonesia	CID002593	Compliant	(a)
Tin	CV United Smelting	Indonesia	CID000315	Compliant	(a)
Tin	CV Venus Inti Perkasa	Indonesia	CID002455	Compliant	(a)
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy	Viet Nam	CID002572	Active	(a)
Tin	Elmet S.A. de C.V.	Mexico
Tin	Elmet S.L.U.	Spain	CID002774	Compliant	(a)
Tin	EM Vinto	Bolivia	CID000438	Compliant	(a)
Tin	Estanho de Rondônia S.A.	Brazil	CID000448
Tin	Fenix Metals	Poland	CID000468	Compliant	(a)
Tin	Gejiu Fengming Metallurgy Chemical Plant	China	CID002848	Compliant	(a)
Tin	Gejiu Jinye Mineral Company	China	CID002859	Compliant	(a)
Tin	Gejiu Kai Meng Industry and Trade LLC	China	CID000942	Active	(a)
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538	Compliant	(a)
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908	Active	(a)
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	China	CID002849	Compliant	(a)
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	CID002844	Compliant	(a)
Tin	Huichang Jinshunda Tin Co. Ltd	China	CID000760	Active	(a)
Tin	Jean Goldschmidt International SA	Belgium
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China	CID000244	Compliant	(a)
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil	CID002468	Compliant	(a)
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Compliant	(a)

Metal	SOR Name	SOR Country	SOR Identification	CSFI (a)
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500	Compliant	(a)
Tin	Metallic Resources, Inc.	United States	CID001142	Compliant	(a)
Tin	Metallo-Chimique N.V.	Belgium	CID001143	Compliant	(a)
Tin	Mineração Taboca S.A.	Brazil	CID001173	Compliant	(a)
Tin	Nankang Nanshan Tin Co., Ltd.	China	CID001231	Active	(a)
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002573
Tin	Northern Smelter	Australia
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314	Compliant	(a)
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517	Compliant	(a)
Tin	Operaciones Metalurgical S.A.	Bolivia	CID001337	Compliant	(a)
Tin	PT Aries Kencana Sejahtera	Indonesia	CID000309	Compliant	(a)
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399	Compliant	(a)
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503	Compliant	(a)
Tin	PT Babel Inti Perkasa	Indonesia	CID001402	Compliant	(a)
Tin	PT Bangka Prima Tin	Indonesia	CID002776	Compliant	(a)
Tin	PT Bangka Tin Industry	Indonesia	CID001419	Compliant	(a)
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421	Compliant	(a)
Tin	PT Bukit Timah	Indonesia	CID001428	Compliant	(a)
Tin	PT Cipta Persada Mulia	Indonesia	CID002696	Compliant	(a)
Tin	PT DS Jaya Abadi	Indonesia	CID001434	Compliant	(a)
Tin	PT Eunindo Usaha Mandiri	Indonesia	CID001438	Compliant	(a)
Tin	PT Inti Stania Prima	Indonesia	CID002530	Compliant	(a)
Tin	PT Justindo	Indonesia	CID000307
Tin	PT Karimun Mining	Indonesia	CID001448	Compliant	(a)
Tin	PT Kijang Jaya Mandiri	Indonesia	CID002829	Compliant	(a)
Tin	PT Lautan Harmonis Sejahtera	Indonesia	CID002870	Compliant	(a)
Tin	PT Menara Cipta Mulia	Indonesia	CID002835	Compliant	(a)
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Compliant	(a)
Tin	PT O.M. Indonesia	Indonesia	CID002757	Compliant	(a)
Tin	PT Panca Mega Persada	Indonesia	CID001457	Compliant	(a)
Tin	PT Prima Timah Utama	Indonesia	CID001458	Compliant	(a)
Tin	PT Refined Bangka Tin	Indonesia	CID001460	Compliant	(a)
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Compliant	(a)
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	Compliant	(a)
Tin	PT Sukses Inti Makmur	Indonesia	CID002816	Compliant	(a)
Tin	PT Sumber Jaya Indah	Indonesia	CID001471	Compliant	(a)
Tin	PT Timah (Persero) Tbk Kundur	Indonesia	CID001477	Compliant	(a)
Tin	PT Timah (Persero) Tbk Mentok	Indonesia	CID001482	Compliant	(a)
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Compliant	(a)
Tin	PT Tirus Putra Mandiri	Indonesia	CID002478
Tin	PT Tommy Utama	Indonesia	CID001493	Compliant	(a)
Tin	PT WAHANA PERKIT JAYA	Indonesia	CID002479	Compliant	(a)
Tin	Resind Indústria e Comércio Ltda.	Brazil	CID002706	Compliant	(a)
Tin	Rui Da Hung	Taiwan	CID001539	Compliant	(a)
Tin	Shangrao Xuri Smelting Factory	China
Tin	Soft Metais Ltda.	Brazil	CID001758	Compliant	(a)
Tin	Thaisarco	Thailand	CID001898	Compliant	(a)
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	CID002574
Tin	VQB Mineral and Trading Group JSC	Viet Nam	CID002015	Compliant	(a)
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	CID002036	Compliant	(a)
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	China	CID002158	Active	(a)
Tin	Yunnan Tin Group (Holding) Company Limited	China	CID002180	Compliant	(a)
Tin	Yuntinic Chemical GmbH	Germany
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Compliant	(a)
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502	Compliant	(a)
Tungsten	Buffalo Tungsten	United States
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513	Compliant	(a)
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258	Compliant	(a)
Tungsten	Exotech Inc.	United States
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	CID000499	Compliant	(a)
Tungsten	Ganzhou Haichuang Tungsten Industry Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875	Compliant	(a)
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315	Compliant	(a)
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494	Compliant	(a)
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	China	CID002536
Tungsten	Global Tungsten & Powders Corp.	United States	CID000568	Compliant	(a)
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218	Compliant	(a)
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542	Compliant	(a)
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541	Compliant	(a)
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	China	CID002579	Compliant	(a)
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769	Compliant	(a)
Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649	Compliant	(a)
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825	Compliant	(a)
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551	Compliant	(a)

Metal	SOR Name	SOR Country	SOR Identification	CSFI (a)
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	China	CID002647
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321	Compliant	(a)
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China	CID002313
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318	Compliant	(a)
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317	Compliant	(a)
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	China	CID002535	Compliant	(a)
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316	Compliant	(a)
Tungsten	Kennametal Fallon	United States	CID000966	Compliant	(a)
Tungsten	Kennametal Huntsville	United States	CID000105	Compliant	(a)
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319	Compliant	(a)
Tungsten	Moliren Ltd	Russian Federation	CID002845	Compliant	(a)
Tungsten	Niagara Refining LLC	United States	CID002589	Compliant	(a)
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam	CID002543	Compliant	(a)
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827	Compliant	(a)
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	China	CID002815	Compliant	(a)
Tungsten	TaeguTec Ltd.	Korea, Republic of
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam	CID001889	Compliant	(a)
Tungsten	Unecha Refractory Metals Plant	Russian Federation	CID002724	Compliant	(a)
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam	CID002011	Compliant	(a)
Tungsten	Wolfram Bergbau und Hütten AG	Austria	CID002044	Compliant	(a)
Tungsten	Woltech Korea Co., Ltd.	Korea, Republic of	CID002843	Compliant	(a)
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Compliant	(a)
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Compliant	(a)
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	CID002830	Compliant	(a)
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	China	CID002095	Compliant	(a)

Notes:

(a)	As of April 28, 2017, this column indicates whether the known SOR participates in the CFSP as a SOR that sources conflict minerals in a manner that does not finance or benefit armed groups in the Covered Countries. For purposes of this column, “Compliant” denotes that the SOR participates in the CFSP and has been certified conflict free and audited by the CFSI, and “Active” denotes that the smelter has agreed to participate in the CFSP, but that the audit process has not yet been completed.
(b)	As of April 28, 2017, the smelter or refiner participates in the LBMA’s Responsible Gold Programme and has been certified conflict free.
(c)	As of April 28, 2017, the smelter or refiner participates in the RJC’s Chain-of-Custody Certification Program and has been certified conflict free.